Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF - Q1 2011 Optical Cable Corp Earnings Conference Call

Event Date/Time: Mar 17, 2011 / 11:00AM ET

CORPORATE PARTICIPANTS

Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin

Optical Cable Corporation - Chairman, President, CEO

Tracy Smith

Optical Cable Corporation - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Jeffrey Cohen

Mulholland Capital Management - Analyst

PRESENTATION

Operator

Good afternoon. My name is Melissa and I will be your conference operator today. At this time I would like to welcome everyone to the Optical Cable Corporation first quarter 2011 Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session.

(Operator Instructions) Thank you.

Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning and thank you all for participating in Optical Cable Corporation’s first quarter of fiscal 2011 conference call. By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors set forth in detail in the “forward-looking statements” section of this morning’s press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com, as well as today’s call.

Now I will turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you, Andrew. Good morning and Happy St. Patrick’s Day to everyone. Joining me today on the call in OCC’s Roanoke, Virginia corporate headquarters is Tracy Smith, our Senior Vice President and Chief Financial Officer.

I would like to begin today’s call with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2011 in more detail. After Tracy’s remarks, we will answer as many of your questions as we can. I would like to note that during the Q&A session, as we normally do, we will only take questions from analysts and institutional investors.

Additionally, we will also answer any questions we may have received from individual investors that were submitted prior to today’s call. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call—just as we did for today’s call.

We started fiscal year 2011 by building on the momentum OCC achieved during the second half of our last fiscal year. Our first quarter results reflected the improved capabilities of OCC’s fully integrated sales force, as well as effective integration of the companies we have acquired. We are experiencing favorable demand for our comprehensive suite of products across our diverse customer base, and we are continuing to focus on maintaining operational discipline in controlling costs.

In the first quarter of fiscal 2011, we achieved an 18% increase in net sales and a 16.8% increase in gross profit, when compared to the same period last year. And we reported net income of $0.06 per share for the quarter. Additionally, we controlled our costs, reducing selling, general and administrative expenses by 1.1%, compared to the first quarter of last year.

We are pleased to have once again achieved positive cash flow from operations and to have strengthened our financial position by paying down indebtedness. We look forward to providing further tangible returns to our shareholders in the form of a quarterly dividend, while we continue to execute our plan to drive sustainable growth, customer satisfaction and long-term shareholder value creation.

And now, I would like to turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our first quarter fiscal year 2011 financial results.

Tracy Smith - Optical Cable Corporation - SVP, CFO

Thanks, Neil. Consolidated net sales for the first quarter of fiscal year 2011 increased 18% to $17.7 million, compared to net sales of $15 million for the same period last year. The increase in net sales during the first quarter of fiscal year 2011, when compared to the same period last year, was attributable to increases in both our commercial market and our specialty markets.

Net sales to customers located in the United States increased 21.6% and net sales to customers located outside of the United States increased 9.9% in the first quarter of fiscal year 2011, compared to the same period last year.

Gross profit increased 16.8% to $6.4 million in the first quarter of fiscal year 2011, compared to $5.5 million for the first quarter of fiscal year 2010. Gross profit margin, or gross profit as a percentage of net sales, decreased slightly to 36.3% in the first quarter of fiscal year 2011, from 36.7% for the first quarter of fiscal year 2010.

Our gross profit margins for our product lines tend to be higher when we achieve higher net sales levels of those product lines as certain fixed manufacturing costs are spread over higher sales volumes; however, when comparing the first quarter of fiscal year 2011 to the first quarter of fiscal year 2010, the level of increased sales volume was not sufficient to overcome other factors.

While consolidated net sales and gross profit increased, SG&A expenses decreased 1.1% during the first quarter of fiscal year 2011, compared to the same period last year. SG&A expenses as a percentage of net sales were 33.8% in the first quarter of fiscal year 2011, compared to 40.3% in the first quarter of fiscal year 2010.

For the first quarter of fiscal year 2011, we reported net income attributable to OCC of $402,000, or $0.06 per basic and diluted share, compared to a net loss attributable to OCC of $316,000, or $0.05 per basic and diluted share for the first quarter of fiscal year 2010.

As of January 31, 2011, we had outstanding loan balances of $8.3 million under our real estate term loans. During the first quarter of fiscal year 2011, we repaid the $700,000 balance outstanding on our revolving credit facility and, as a result, have $6 million in available credit.

With that, I’ll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you, Tracy. And now, we are happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Your first question comes from Jeffrey Cohen of Mulholland Capital.

Jeffrey Cohen - Mulholland Capital Management - Analyst

Good morning.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

How are you?

Jeffrey Cohen - Mulholland Capital Management - Analyst

Good. You referenced the gross margins a bit. Could you expand on that a little bit? If you look year-over-year, your top line is up 20%, yet the margins are down. Even sequentially, you know, there is a big drop off in the gross margin, over 200 basis points. Can you elaborate a little bit on some of the drivers for that?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Sure. Right now we have three major product lines, fiber optic cable, enterprise connectivity, which are the mainly premises products for connectivity products, and then also harsh environment and military. Each of those have very different gross profit margins and so as we’ve seen — as we see normal fluctuations in those product sales that make up our total sales, that impacts our gross profit margin.

Additionally, even within each of those product families, there is some variation we can see from quarter-to-quarter based on product mix. Certain products have higher gross profit margins than others, and while if you look at the Company overall and our sales, it seems to be fairly smooth at the top line. The reality is below that level there’s projects that can cause fluctuations underneath that. And that can affect our gross profit margin.

So what you described as a fairly significant change in gross profit margin, that’s not the way we would view that here given those other factors that affect our gross profit margins. Generally, what I’d say is that our gross profit margins seem to generally be improving in our product lines.

We have had situations where because of some of the factors I’ve mentioned before, that has not been the case, but we have seen our efficiencies improved and when we do have sales at a level that appropriately are covering fixed costs, we see improvement. And that’s another factor we seem to see improve gross profit margins. So I’m not worried about the margins and it doesn’t really reflect any issue from a pricing standpoint or from a market positioning standpoint at this point.

Jeffrey Cohen - Mulholland Capital Management - Analyst

So looking out would you — what — do you have a target for gross margins? Or where could we expect — what would we expect the range to be?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

We haven’t given any specific guidance, but what I’d say is generally when we are in the 35% to above 35% range, we believe that we are doing well. Fiber optic cable historically, before the acquisitions that we made, was just under 40% and we’ve generally seen improvements to at 40% or above 40%.

The enterprise connectivity and the AIS product lines have typically been anywhere from below 20% to, you know, in the mid-20s, and in some cases above 30%. And so a 35% margin, given our mix, is pretty strong and so 36% during this last quarter I would also view as strong.

Operator

At this time there are no further questions. I will now turn it back to Mr. Wilkin for closing remarks.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

And, Neil, this is Andrew. I just wanted to let you know that although we did open it up for questions from individual shareholders, we did not receive any in advance of today’s call, so I will turn it back over to you.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Okay. Can we pause just for a second in case anyone else has any further questions? And then we will — I’ll add my closing remarks.

Operator

Sure. (Operator Instructions).

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Okay, not hearing any more questions. I would like to thank everyone for joining us on the call today. As always, we appreciate your time, and your questions and your interest in Optical Cable Corporation. And we will talk again next quarter.

Operator

Thank you for participating in today’s conference. You may now disconnect.